Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, Chartered Accountants hereby consents to the incorporation by reference in the Registration Statement on Form S-8 herein of our report dated January 28, 2005, related to the consolidated balance sheets of China Automotive Systems, Inc., formerly known as Visions-In-Glass, Inc. and subsidiaries as at December 31, 2004 and 2003 and the revised related consolidated statements of operations, cash flows and stockholders’ equity for each of the years then ended, which report appears in the December 31, 2004 annual report on Form 10-KSB and 10-KSB/A of China Automotive Systems, Inc.

/s/ Schwartz Levitsky Feldman llp
Chartered Accountants

Toronto, Ontario, Canada
July 22, 2005